UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2015

VIACOM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32686	20-3515052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 258-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        On January 15, 2015, Viacom Inc. (“Viacom”) entered into an employment agreement (the “Agreement”) with Philippe P. Dauman, Viacom’s President and Chief Executive Officer, effective January 15, 2015. The Agreement extends Mr. Dauman’s term of employment to December 31, 2018. Mr. Dauman’s annual salary remains $4,000,000; Mr. Dauman’s target for his annual cash bonus under Viacom’s Senior Executive Short-Term Incentive Plan remains $20,000,000; and his annual equity awards are unchanged, and he will continue to receive an annual grant of performance share units (“PSUs”) with a value equal to $7,500,000 on January 1 of each year and an annual grant of stock options with a Black-Scholes value equal to $7,500,000 on the same day that the Compensation Committee of the Viacom Board of Directors makes its annual grant of equity awards to employees generally. The terms of the PSUs and stock options are consistent with prior grants.

In addition, on January 15, 2015, Mr. Dauman received a grant of 300,000 performance restricted share units (“PRSUs”) that will vest in three equal installments beginning with the fiscal year ending September 30, 2016. As with prior PRSU awards, such awards will deliver, at the time of vesting, 75% to 125% of the shares underlying the PRSUs, depending on the achievement of company financial targets over specified periods.

The foregoing summary of the Agreement is qualified in its entirety by the text of the Agreement, a copy of which will be filed as an exhibit to Viacom’s Form 10-Q for the quarter ended December 31, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

Date: January 16, 2015